Exhibit 10.1
PIXELWORKS, INC.
Amended and Restated CHANGE OF CONTROL AND SEVERANCE AGREEMENT

This Amended and Restated Change of Control and Severance Agreement (the “Agreement”) is made and entered into effective as of April 11, 2019 (the “Effective Date”), by and between Todd A. DeBonis (the “Executive”) and Pixelworks, Inc., an Oregon corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1 below.
R E C I T A L S
The Board believes that it is in the best interests of the Company and its shareholders to provide the Executive with an incentive to continue Executive’s employment following, and so to maximize the value of the Company upon, a Change of Control for the benefit of its shareholders and to provide the Executive with severance upon an involuntary termination. To do so, the Board believes it appropriate to provide the Executive with certain severance benefits upon the Executive’s termination of employment following a Change of Control or in the case of an involuntary termination. This Agreement amends and restates in its entirety, the Change of Control and Severance Agreement entered into with Executive on January 4, 2016.
AGREEMENT
The parties therefore agree as follows:
1.Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
(a)Cause. “Cause” shall mean Executive engaged in any one or more of the following:  (i) a material act of dishonesty, fraud, misconduct, or willful violation of any material law, ethical rule or fiduciary duty that is in connection with Executive’s responsibilities as an executive of the Company; (ii) acts constituting a felony or moral turpitude which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or (iii) repeated willful failure to perform Executive’s duties as an executive of the Company and the failure to effect such cure within 30 days after written notice of such violation or breach is given to Executive; or (iv) the willful violation of any material Company policy or procedure, or breach of any material provision of this Agreement or other agreement with the Company, and if such violation or breach is susceptible of cure, the failure to effect such cure within 30 days after written notice of such violation or breach is given to Executive.
(b)Change of Control. “Change of Control” shall mean the occurrence of any of the following events:
(i)the approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, or of a subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in effective voting control over the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;
(ii)the approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;
(iii)any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or
(iv)a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors who are either identified in (A) or identified as their successors elected under this clause (B).

(c)Good Reason Event. A “Good Reason Event” shall be any of the following: (i) without the Executive’s express written consent, a material diminution of the Executive’s duties, authority or responsibilities; (ii) without the Executive’s express written consent, a reduction by the Company of the Executive’s base salary; (iii) without the Executive’s express written consent, the imposition of a requirement that Executive’s primary place of employment be at a facility or a location more than fifty (50) miles from the Executive’s current work location, provided that such requirement to relocate materially increases the Executive’s commute; or (iv) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 6 below. The Executive must provide notice of intent to terminate for a Good Reason Event within thirty (30) days of occurrence of the event constituting a Good Reason Event, and the Executive may terminate for Good Reason Event only if the Company shall fail to cure such event within fourteen (14) days of receipt of such notice from the Executive.
(d)Involuntary Termination. “Involuntary Termination” shall mean (i) any termination of the Executive’s employment by the Company which is not effected for valid Cause; or (ii) any termination by the Executive for Good Reason.
(e)Termination Date. “Termination Date” shall mean the effective date of any notice of termination delivered by one party to the other hereunder.
2.Term of Agreement. This Agreement shall terminate upon the earlier of two (2) years after a Change of Control, or (ii) the date that all obligations of the parties hereto under this Agreement have been satisfied.
3.At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and shall continue to be at-will, as defined under applicable law. If the Executive’s employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.
4.Severance Benefits.
(a)Termination During Change of Control Window.
(i)If Within Six Months Before a Change of Control. If the Executive’s employment with the Company terminates as a result of an Involuntary Termination at any time within six (6) months before a Change of Control, and the Executive signs the release of claims pursuant to Section 7 hereto, Executive shall be entitled to the following severance benefits:
(1)Twelve (12) months of Executive’s base salary in effect as of, and annual target bonus in effect for the year of, the date of such termination, less applicable withholding, payable in a lump sum thirty-five (35) days following such Involuntary Termination.
(2)All stock options granted by the Company to the Executive prior to the Change of Control shall accelerate and become 100% vested and exercisable to the extent such stock options are outstanding and un-exercisable at the time of such termination. All restricted stock units granted by the Company to the Executive prior to the Change of Control which are outstanding and unvested as of the time of such termination shall accelerate and become 100% vested. All stock subject to a right of repurchase by the Company (or its successor) that was purchased prior to the Change of Control shall have such right of repurchase lapse.
(3)The same level of Company-paid health (i.e., medical, vision and dental) coverage and benefits for such coverage as in effect for the Executive (and any eligible dependents) on the day immediately preceding the Executive’s Termination Date; provided, however, that (i) the Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (ii) Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company shall continue to provide Executive with such Company-paid coverage until the earlier of (i) the date Executive (and Executive’s eligible dependents) is no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) twelve (12) months from the Termination Date.
(4)Rules For Uncertainty Period: During the six months following an Involuntary Termination that occurs at some time other than in the 24 months following a Change of Control, these further rules will apply.
(1)As of the date of the Involuntary Termination, any options that have the potential to become vested if a Change of Control occurs in the following six months, but which have not yet vested, will be regarded as unexpired until the end of the six month period, at which time, if no Change of Control has occurred, the options will expire unvested. As of the date of an Involuntary Termination, Executive may hold restricted stock units or other rights as to which, absent a Change of Control, would be forfeited or the the Company would have repurchase rights, but as to which such rights would expire if a Change of Control occurs within six months. Until it is known whether the status of such shares or rights has changed, they shall not be forfeited or repurchased by the Company, and all periods for exercising repurchase rights, or related thereto, shall be tolled until such time as it can be known with certainty whether such repurchase rights have expired.
(2)If a Change of Control occurs within those six months, the benefits due under this Agreement will accrue immediately, calculated as of the original Involuntary Termination Date. In that event, any cash severance benefit will be paid thirty-five (35) days following the Change of Control, and the options, rights and shares that would have vested on the date of Executive’s Involuntary Termination if a Change of Control agreement had then occurred, will immediately vest. Executive will then have a minimum of six months following the Change of Control to exercise the options (longer if a longer period would otherwise be applicable and in no event in excess of the maximum period of such option).
(ii)If Within Twenty-Four Months Following a Change of Control. If the Executive’s employment with the Company terminates as a result of an Involuntary Termination at any time within twenty-four (24) months after a Change of Control, and the Executive signs the release of claims pursuant to Section 7 hereto, Executive shall be entitled to the following severance benefits:
(1)Twelve (12) months of Executive’s base salary in effect as of the date of, and annual target bonus in effect for the year of, the Involuntary Termination, or, if greater for each, as in effect immediately prior to the Change of Control, less applicable withholding, payable in a lump sum thirty-five (35) days following such Involuntary Termination.
(2)All stock options granted by the Company to the Executive prior to the Change of Control shall accelerate and become 100% vested and exercisable to the extent such stock options are outstanding and un-exercisable at the time of such termination. All restricted stock units granted by the Company to the Executive prior to the Change of Control which are outstanding and unvested as of the time of such termination shall accelerate and become 100% vested. All stock subject to a right of repurchase by the Company (or its successor) that was purchased prior to the Change of Control shall have such right of repurchase lapse.
(3)the same level of Company-paid health (i.e., medical, vision and dental) coverage and benefits for such coverage as in effect for the Executive (and any eligible dependents) on the day immediately preceding the Executive’s Termination Date; provided, however, that (i) the Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (ii) Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company shall continue to provide Executive with such Company-paid coverage until the earlier of (i) the date Executive (and Executive’s eligible dependents) is no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) twelve (12) months from the Termination Date.
(b)Termination Apart from a Change of Control. If the Executive’s employment with the Company terminates other than as a result of an Involuntary Termination within the twenty-four (24) months following a Change of Control, then the following provisions shall apply:
(i)Involuntary Termination. If the termination is an Involuntary Termination, the Executive shall be entitled to the same benefits described in Section 4(a)(i), calculated as if the date of the Change of Control were immediately following the effective date of the Involuntary Termination, except that for this purpose Section 4(a)(i)(2) shall be revised to read as follows:
“(2) All stock options, restricted stock units or other equity awards granted by the Company to the Executive prior to the Change of Control shall accelerate and become vested and exercisable as to the number of shares that would have otherwise vested during the twelve (12) months following such termination as if the Executive had remained employed by the Company (or its successor) through such date under the applicable option agreements to the extent such stock options are outstanding and un-exercisable at the time of such termination; and all stock subject to a right of repurchase by the Company (or its successor) that was purchased prior to the Change of Control shall have such right of repurchase lapse with respect to that number of shares which would have had such right of repurchase lapse under the applicable agreement within twelve (12) months of the date of the termination as if the Executive had remained employed through such date.”

(ii)For Cause or Voluntary Termination. If the termination is for Cause or is not otherwise an Involuntary Termination, then the Executive will not be entitled to receive severance or other benefits hereunder.
(iii)For avoidance of doubt, receipt of the benefits for an Involuntary Termination under Section 4(b)(i) shall not preclude the Executive’s receipt of any additional benefit which is provided under Section 4(b)(v) if such Involuntary Termination occurs at any time within six (6) months before a Change of Control.
(c)Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Executive’s termination of employment: (i) the Company shall pay the Executive any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay the Executive all of the Executive’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law.
5.Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the United States Internal Revenue Code (the “Code”), and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either
(a)delivered in full, or
(b)delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.
Any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.
6.Successors.
(a)Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.
(b)Executive’s Successors. Without the written consent of the Company, Executive may not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
7.Execution of Release Agreement upon Termination. As a condition of receiving the benefits under Section 4 of this Agreement, the Executive shall within twenty five days after the Executive’s Termination Date, execute and not revoke a general release of claims against the Company in form satisfactory to the Company.
8.Litigation/Audit Cooperation. Following the termination of Executive’s employment for any reason, Executive shall reasonably cooperate with the Company or any of its subsidiaries or affiliates (the “Company Group”) in connection with (a) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving any member of the Company Group with respect to matters relating to Executive’s employment with or service as a member of the board of directors of any member of the Company Group other than a third party proceeding in which Executive is a named party and Executive and the Company (or the applicable member(s) of the Company Group) have not entered into a mutually acceptable joint defense agreement (collectively, “Litigation") or (b) for a two year period following the Termination Date, any audit of the financial statements of any member of the Company Group with respect to the period of time when Executive was employed by any member of the Company Group (“Audit”). Executive acknowledges that such cooperation may include, but shall not be limited to, Executive making himself available to the Company or any other member of the Company Group (or their respective attorneys or auditors) upon reasonable notice for: (i) interviews, factual investigations, and providing declarations or affidavits that provide truthful information in connection with any Litigation or Audit; (ii) appearing at the request of the Company or any member of the Company Group to give testimony without requiring service of a subpoena or other legal process; (iii) volunteering to the Company or any member of the Company Group pertinent information related to any Litigation or Audit; (iv) providing information and legal representations to the auditors of the Company or any member or any member of the Company Group, in a form and within a timeframe requested by the Board, with respect to the Company’s or any member of the Company Group’s opening balance sheet valuation of intangibles and financial statements for the period in which Executive was employed by the Company or any member of the Company Group; and (v) turning over to the Company or any member of the Company Group any documents relevant to any Litigation or Audit that are or may come into Executive’s possession. The Company shall reimburse Executive for reasonable travel expenses incurred in connection with providing the services under this Section 8, including lodging and meals, upon Executive’s submission of receipts. The Company shall also compensate Executive for each hour that Executive provides cooperation in connection with this Section 8 at an hourly rate equal to Executive’s base salary as of the Termination Date divided by 2080. Executive shall submit invoices for any month in which Executive performs services pursuant to this Section 8 that details the amount of time and a description of the services rendered for each separate day that Executive performed such services. The Company shall reimburse Executive for such services rendered within fifteen (15) days of receiving an invoice from Executive.
9. 409A Savings Clause. If Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended by the rules and regulations issued thereunder by the Department of Treasury and the Internal Revenue Service (“409A”) as of the date of the Executive’s “separation from service” within the meaning of Section 409A, Executive shall not be entitled to any payment or benefit pursuant to Section 4 until the earlier of (i) the date which is six (6) months after his separation from service for any reason other than death, or (ii) the date of Executive’s death. The provisions of this Section 10 shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to Executive upon or in the six (6) month period following the Executive’s separation from service that are not so paid by reason of this Section 10 shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Executive’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Executive’s death). To the extent that any benefits pursuant to Section 4 or reimbursements pursuant to Section 5 are taxable to the Executive, any reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to Section 4 are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year. For purposes of this Agreement, a termination of employment shall mean a “separation from service” under Section 409A.
10.Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
11. Arbitration.
(a)Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Santa Clara, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.
(b)The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Executive hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.
(c)Executive understands that nothing in this Section modifies Executive’s at-will employment status. Either Executive or the Company can terminate the employment relationship at any time, with or without Cause.
(d)EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:
(i)ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.
(ii)ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL CONSTITUTION OR STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND THE CALIFORNIA LABOR CODE (except for claims for underlying workers’ compensation benefits); and
(iii)ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.
12.Proprietary Information and Inventions Assignment Agreement. Executive shall execute and comply with the terms of the Company’s standard Proprietary Information and Inventions Assignment Agreement.
13.Miscellaneous Provisions.
(a)Effect of Any Statutory Benefits. If any severance benefits are required to be paid to the Executive upon termination of employment with the Company as a result of any requirement of law or any governmental entity in any applicable jurisdiction, the aggregate amount payable pursuant to Section 4 hereof shall be reduced by such amount.
(b)Effect of Standard Company Policy or Other Agreements. To the extent that any severance benefits or payments are required to be paid to the Executive upon termination of employment with the Company as a result of any standard Company policy or other existing agreement(s), Executive shall be entitled to the most favorable of any given benefit (e.g., cash, option vesting, health benefits) available under any one such source, but shall not be entitled also to cumulate the same kind of benefit from multiple agreements or policies.
(c)No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.
(d)Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(e)Integration. This Agreement and any agreements referenced herein represent the entire agreement and understanding between the parties as to the subject matter herein and collectively supersede all prior or contemporaneous agreements, whether written or oral, with respect to the same subject matter, including the Change of Control and Severance Agreement entered into with Executive on January 4, 2016, provided that, for clarification purposes, this Agreement shall not affect any agreements between the Company and Executive regarding intellectual property matters or confidential information of the Company.

(f)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.
(g)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(h)Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.
(i)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together will constitute one and the same instrument.
IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

Pixelworks, Inc.		Executive Todd DeBonis
By:	/s/ Richard Sanquini	/s/ Todd A. DeBonis
	Richard Sanquini, Chairman of the Board	Todd DeBonis